Spherix Reports 1st Quarter Earnings

BELTSVILLE, Md., May 14 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) reported a net loss of $2.3 million for the three months ended March 31, 2007. The $1.8 million change from that of the same period in 2006 included an increase of $1.3 million in R&D costs related to the Company's Phase 3 clinical trial of Naturlose as a Type 2 diabetes drug. The trial, which has begun, is expected to take at least two years to complete (see Spherix press release dated May 1, 2007).

Spherix CEO and President, Richard C. Levin, said, "We are pleased with the progress of our clinical trial as it continues on schedule. Our information subsidiary's performance remains on target as we prepare for its sale to be completed by the end of the summer (see Spherix press release dated April 26, 2007)."

	Three Months Ended March 31,
	2007	2006
Revenue	$5,347,172	$5,922,164
Operating expense	7,726,006	6,455,250
Loss from operations	$(2,378,834)	$(533,086)
Net loss	$(2,290,521)	$(533,029)
Net loss per share	$(0.16)	$(0.04)

Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

Spherix's Internet address is http://www.spherix.com.

SOURCE Spherix Incorporated
-0-	05/14/2007
/CONTACT:	Investor Relations of Spherix Incorporated, +1-301-419-7877,
info@spherix.com /
/Web site: http://www.spherix.com /